Exhibit 99.1

CervoMed Announces New Data at the 2026 AAN Annual Meeting that Demonstrated Neflamapimod Increased Basal Forebrain Volume and Functional Connectivity in Dementia with Lewy Bodies

Results consistent with pre-clinical studies demonstrating that, in the early stages of the neurodegenerative process, disease progression in the basal forebrain is reversible

Findings also correlate with previously reported results on neflamapimod’s observed effects on a blood biomarker of neurodegenerative disease activity, providing additional evidence of neflamapimod’s potential to act on the underlying disease process in dementia with Lewy Bodies (DLB)

DLB is the second most common progressive dementia, affecting millions worldwide, and has no approved treatments in the United States or European Union

BOSTON, April 22, 2026 — Today at the 2026 AAN Annual Meeting in Chicago, the first-ever, placebo-controlled magnetic resonance imaging (MRI) analyses providing evidence that neflamapimod may increase the size and enhance the function of the basal forebrain in patients with dementia with Lewy bodies (DLB) were presented by CervoMed Inc. (NASDAQ: CRVO) (CervoMed or the Company). Basal forebrain (BF) atrophy is the primary pathogenic driver of disease expression and progression in DLB.

“These findings from further analysis of the RewinD-LB Phase 2b clinical trial are consistent with preclinical data, including prior studies with neflamapimod, which show that basal forebrain atrophy in DLB might be reversible,” said Menno Schoonheim, Ph.D., who led the MRI analysis and serves as Scientific Director of the MS Center at Amsterdam University Medical Center. “Importantly, the study showed that changes in volume coincide with functional brain changes. This could indicate that the observed treatment-related forebrain volume changes in DLB could reflect a resolution of synaptic dysfunction and cellular shrinkage. If proven to be the case, this could change our perspective on neuroprotection or even reversal of volume loss. The observed right-sided involvement aligns to regions of the basal forebrain reported to be most impacted in Lewy body disorders.”

“Therapies such as neflamapimod that target basal forebrain cholinergic dysfunction and degeneration can teach us something new about the brain, and especially brain volume changes in conditions like DLB,” Dr. Schoonheim added. “Combining structural and functional outcomes creates the opportunity to detect treatment effects over shorter timeframes and in smaller studies, and supports the use of basal forebrain MRI as a sensitive biomarker in disease such as DLB that have prominent cholinergic deficits.”

“Atrophy in the basal forebrain is an important driver of clinical symptoms and progression of DLB. Combined with our previously reported data in neflamapimod treated-patients with early AD, where we saw very similar effects on the basal forebrain, these MRI analyses provide strong evidence that neflamapimod is acting on the underlying cause of DLB by reducing basal forebrain atrophy, reinforcing our clinical and biomarker data and enhancing our belief that neflamapimod has the potential to make a meaningful difference for patients with DLB,” said Dr. John Alam, Chief Executive Officer of CervoMed. “The data also demonstrate the utility of MRI as a tool to assess treatment effects on disease progression in the basal forebrain cholinergic system. We look forward to incorporating this technology into our planned Phase 3 trial in DLB patients which, subject to financing, we plan to start later this year.”

Summary of Data Presented at AAN

Structural and functional MRI were performed at baseline, week 16, and week 48 in patients enrolled in the RewinD-LB trial in the United Kingdom and the Netherlands (8 neflamapimod treated and 10 placebo recipients during 16-week placebo-controlled period; and 16 neflamapimod recipients, including 11 with fMRI data on active neflamapimod, during the 32-week extension period). Volumes (mm3) of the left and right BF and Nucleus basalis of Meynert (NbM) — the major cholinergic cluster within the BF — and functional connectivity between the BF and NbM to the default mode network (DMN) were quantified. Disruption in BF-DMN connectivity is linked to neurodegenerative disorders where these areas exhibit abnormal activity, such as DLB. All image analyses were conducted on a blinded basis by Amsterdam UMC, utilizing an analytic approach to quantitate BF volume that had been validated against pathology at autopsy. As AD co-pathology would not be expected to impact direct effects on the basal forebrain, the statistical analyses were not stratified by screening plasma pTau181 level.

Volumetric Results:

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Baseline volumes (mm³) were comparable between groups in the left BF [placebo=315(SD=47), neflamapimod=296(51)], right BF [309(47), 310(47)], left NbM [185(33), 168(21)], and right NbM [269(45), 253(33)].

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At week 16, mean change from baseline in right BF volume decreased (–13.3±6 mm3) with placebo and increased with neflamapimod (+10.9 ± 7.3 mm3, p=0.022 vs. placebo). In addition, there was a numerical advantage towards improvement in NbM volume (mean +7.0 mm3 vs -6.4 mm3 for placebo) at week 16. No differences between treatment groups on these parameters were seen on the left side of the brain. This pattern of right-sided involvement aligns to regions of the BF believed to be most impacted in Lewy body disorders.

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In percentage terms, right BF volume was increased by 3.5 ± 2.5% with neflamapimod treatment and decreased by 4.2 ± 1.9% with placebo (p=0.028 for the difference). Individual participant results are shown in the table below.

Percentage Change in Right Basal Forebrain Volume at Week 16
	Less than -5% (Reduction)	-5% to 5% (No Change)	Greater than +5% (Increase)
Neflamapimod		-4.5 -2.9, -2.2, +0.6, +2.8	+9.4, +10.4, +14.5
Placebo	-16.8, -9.7, -8.0, -7.5	-3.4, -0.2, +0.1, +0.9, +1.1, +1.1

●	The change in right BF volume from the start to the end of the extension was 1.9 ± 3.8 mm3 (i.e., right BF volume was stable during the extension).

Functional Connectivity Results (n = 11):

●	There were no differences between placebo and neflamapimod during placebo-controlled period on functional connectivity measures.

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At the end of the extension, compared to the start of the extension, right BF to default mode network (DMN) static functional connectivity was significantly increased [baseline=0.130 (SD=0.58), increase=0.52, 95% confidence interval: 0.020, 0.084, p = 0.019 vs. start of extension].

●	In percentage terms, right BF to DMN static functional connectivity was increased during the extension by 46% (95% confidence interval:17.4%, 69.8%, p=0.014 vs. start of extension).

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Percent change in right BF to DMN static functional connectivity and change in CDR-SB during the extension were inversely correlated (p=0.027, r2=0.43), i.e. increase in functional connectivity was correlated to reduction (improvement) in CDR-SB.

CervoMed’s poster presentation of the results described above will be accessible in the Events and Presentations section of CervoMed’s website, https://www.cervomed.com/, following the presentation.

About Dementia with Lewy Bodies

DLB is the second most common progressive dementia after AD, affecting millions worldwide. Patients may experience a combination of decline in cognitive function, cognitive fluctuations, visual hallucinations, and sleep disorders, as well as motor symptoms similar to Parkinson’s disease. There are no approved treatments for DLB in the United States or European Union, and the current standard-of-care therapies only temporarily relieve symptoms.

About Neflamapimod
Neflamapimod is an investigational, orally administered small-molecule drug that readily crosses the blood-brain barrier and selectively inhibits the alpha isoform of p38 MAP kinase, a key driver of neuroinflammation and synaptic dysfunction. By targeting the critical disease processes underlying degenerative disorders of the brain, neflamapimod has the potential to reverse synaptic dysfunction, improve neuron health, and slow or prevent disease progression. Neflamapimod is currently in clinical development for the treatment of DLB, recovery after ischemic stroke, and primary progressive aphasia.

In non-clinical studies, neflamapimod restored synaptic function within the BF cholinergic system, the brain region most affected in DLB. Across Phase 1 and 2 clinical trials involving more than 800 participants, the drug has been generally well tolerated and demonstrated consistent signals of efficacy. In the 91-patient Phase 2a AscenD-LB trial, neflamapimod significantly improved dementia severity and functional mobility in patients with DLB. Results from the 159-patient Phase 2b RewinD-LB trial, a 16-week randomized, double-blind, placebo-controlled trial followed by a 32-week open-label extension, further supported neflamapimod’s potential to deliver meaningful clinical benefit, improving both cognitive and functional outcomes and showing a positive effect on a key blood biomarker of neurodegeneration during the extension phase. Across both studies, the greatest benefits were observed in patients without AD co-pathology. Collectively, these findings underscore the therapeutic promise and scientific validity of neflamapimod as a potential treatment for DLB and other degenerative brain disorders.

About CervoMed

CervoMed is a clinical-stage company developing treatments for age-related brain disorders. Its lead drug candidate, neflamapimod, is an oral small molecule targeting critical disease processes underlying degenerative disorders of the brain by inhibiting a key enzyme involved in neuroinflammation and neurodegeneration. CervoMed’s recently completed Phase 2b RewinD-LB trial evaluated neflamapimod in patients with DLB, enriched for those without AD co-pathology. The Company plans to initiate a global, pivotal Phase 3 trial in patients with DLB, enriched for those without AD co-pathology, in the second half of 2026.

Forward-Looking Statements

This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to: the therapeutic potential of neflamapimod in DLB or any other indication, including the degree of sustainability of any therapeutic effects, whether such effects, if any, will be observable through an MRI exam, and the meaningfulness of any effects observed through an MRI exam, if any, with respect to any clinical endpoints; the anticipated presentation of analyses and information related to neflamapimod; the anticipated timing and achievement of clinical and development milestones, including the Company’s initiation of the Company’s planned Phase 3 trial in DLB patients without AD co-pathology and the announcement of any data therefrom; any other expected or implied benefits or results, including the extent (if any) to which neflamapimod may demonstrate efficacy or other clinical or biomarker improvements in patients; and the Company’s need to acquire sufficient funding, including funding for its planned Phase 3 trial in DLB patients without AD co-pathology. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “aims,” “seeks,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” “target,” “project,” “contemplate,” “predict,” “forecast,” “continue,” or other words that convey uncertainty of future events or outcomes (including the negative of these terms) may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources, the availability of additional funds on acceptable terms, and the Company’s ability to continue as a going concern; the results of the Company’s clinical trials, including RewinD-LB; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the FDA; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (SEC) on March 13, 2026, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Contacts

Media:
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lisa.guiterman@gmail.com

202-330-3431

Investor Relations:
Argot Partners
cervomed@argotpartners.com
212-600-1902